Shareholder Relations
(954) 577-9225
www.finantra.com


FINANTRA CAPITAL, INC.  ENGAGES ASPEN CAPITAL PARTNERS
AS FINANCIAL ADVISORS
- - - -
Company Common Stock Symbol Changed to FANTE Pending Filing of
10K

PLANTATION, Fla., April 12, 2001 -- Finantra Capital, Inc. (NASDAQ: FANT) today announced it has engaged Aspen Capital Partners, LLC (Aspen) to render consulting advice relating to mergers, acquisitions and related transactions. The Company said Aspen will help them evaluate various options regarding its subsidiary companies, restructuring and refinancing issues. The Company said Aspen is an experienced firm that has a clear understanding of Finantra's current situation and the various challenges it faces. Finantra indicated they have confidence Aspen will provide the Company with a viable strategic plan and access to the capital required to execute its short-and long-term business plan. The Company has been notified by NASDAQ that due to its delinquency in the filing of the Form 10-KSB for the fiscal year ended 12/31/00, that its trading symbol has been changed from FANT to FANTE and FANTW to FANWE. This delinquency will be considered by the NASDAQ listing qualifications panel at the Company's hearing scheduled for Friday, May 11, 2001. The Company said that its plan will include a reverse stock split to meet NASDAQ stock price requirements following the filing of its quarterly financial information. Finantra said that the less than $1.00 stock price and the delinquent filing of its Form 10-KSB are technical issues that jeopardize its NASDAQ SmallCap status. There can be no assurance that the submitted plan will be accepted by the panel for continued listing.


(more)
FINANTRA CAPITAL, INC. ENGAGES ASPEN CAPITAL PARTNERS, LLC 2-2

The Company said it has not yet finalized a new credit facility for its consumer finance unit, Travelers Investment Corporation, to replace the Finova Capital facility which has expired. Finantra also said that its $3.65 million loan with BHC Interim Funding LP, which provided some of the funding to acquire Travelers, has lapsed. The Company said its inability to secure a credit facility has hindered efforts to rebuild its portfolio and generate the revenues required to repay the BHC loan. While the loan is technically in default, the company said it is currently negotiating with BHC to explore various options for repayment and other issues.

About Finantra

Finantra Capital, Inc. is a consumer finance company specializing in mortgage lending and servicing, delivered through traditional and online processing systems and consumer finance, billing and collection services offered through its Travelers Investment Corporation subsidiary. The consumer finance group is involved in mortgage banking and other types of retail specialty financing. The company's leading consumer finance subsidiary, Travelers Investment Corporation, recently completed a $27 million asset securitization with Dain Rauscher acting as the company's investment banker. The majority of the bonds received an A2 investment grade rating and were placed institutionally.


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The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward-looking statement with respect to events, the occurrence of which involve risks and uncertainties.
These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the Company is detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.